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                                                                EXHIBIT 4(C)(2)
                         EXEMPLAR OF VESTING SCHEDULE
         PURSUANT TO THE OPTICAL SECURITY GROUP, INC. STOCK BONUS PLAN



The vesting schedule of the Bonus Shares granted pursuant to the Stock Bonus Plan shall be established by a committee ("Committee") composed of two or more members of the Company's Board of Directors who are appointed by the Board, have no set term of service and serve at the discretion of the Board. No shares have been issued under the Plan and no vesting schedule has been established.